EXHIBIT 12

MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	For the
	Three Months	For the Nine
	Ended	Months Ended	Year Ended Last Friday in December
	Sept. 26,	Sept. 26,	2007	2006	2005	2004	2003
	2008	2008	(52 weeks)	(52 weeks)	(52 weeks)	(53 weeks)	(52 weeks)

Pre-tax earnings (loss)(a)	$(12,455)	$(23,868)	$(13,723)	$9,313	$6,335	$5,106	$4,894
Add: Fixed charges (excluding capitalized interest and preferred security dividend requirements of subsidiaries)	7,904	25,971	51,683	35,719	21,764	10,591	8,016

Pre-tax (losses)/earnings before fixed charges	(4,551)	2,103	37,960	45,032	28,099	15,697	12,910

Fixed charges:
Interest	7,831	25,754	51,425	35,499	21,549	10,387	7,823
Other(b)	73	217	258	220	215	204	193

Total fixed charges	7,904	25,971	51,683	35,719	21,764	10,591	8,016

Preferred stock dividend requirements	3,851	4,698	401	259	99	54	52

Total combined fixed charges and preferred stock dividends	$11,755	$30,669	$52,084	$35,978	$21,863	$10,645	$8,068

Ratio of earnings to fixed charges	*	*	*	1.26	1.29	1.48	1.61
Ratio of earnings to combined fixed charges and preferred stock dividends	*	*	*	1.25	1.29	1.47	1.60

(a)	Excludes undistributed earnings (loss) from equity investments and earnings from discontinued operations.
(b)	Other fixed charges consist of the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.
*	The earnings for the three- and nine-months periods ended September 26, 2008, and for the year ended 2007 were inadequate to cover total fixed charges and total fixed charges and preferred stock dividends. The coverage deficiencies for total fixed charges for the three- and nine-months periods ended September 26, 2008, and for the year ended 2007 were $12,455, $23,868 and $13,723 respectively. The coverage deficiencies for total fixed charges and preferred stock dividends for the three- and nine-months periods ended September 26, 2008, and for the year ended 2007 were $16,306, $28,566 and 14,124 respectively.